As filed with the Securities and Exchange Commission on November 14, 2001.
                                                         Registration No. 333-
------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                              -------------------

                                   FORM S-3

                         REGISTRATION STATEMENT UNDER

                          THE SECURITIES ACT OF 1933

                              ------------------

                        NEWPORT NEWS SHIPBUILDING INC.
            (Exact name of registrant as specified in its charter)
                              ------------------

        Delaware                     4101 Washington Avenue                 74-1541566
(State or Other Jurisdiction of     Newport News, Virginia 23607   (I.R.S. Employer Identification
Incorporation or Organization)        (757) 380-2000                             No.)

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             --------------------
                           Stephen B. Clarkson, Esq.
                 Vice President, General Counsel and Secretary
                        Newport News Shipbuilding Inc.
                            4101 Washington Avenue
                         Newport News, Virginia 23607
                                (757) 380-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                             William V. Fogg, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1000

                             --------------------

     Approximate date of commencement of the proposed sale to the public:

     As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

------------------------------------------------------------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================
                                                                               Proposed
                                                                                Maximum
Titles of Each Class                   Amount to be         Proposed Price      Aggregate            Amount of
of Securities to be Registered          Registered          Per Share (1)    Offering Price (1)   Registration Fee
------------------------------        --------------       ---------------   ------------------    ----------------
Common Stock, par value              5,785,067 shares       $67.60           $391,070,529          $97,768
$0.01 per share
====================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a price per share of $67.60, representing the average of the high and low sales prices reported for our common stock on the New York Stock Exchange on November 12, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


==============================================================================

The Information in This Prospectus is Not Complete and May be Changed. We and the Selling Stockholder May Not Sell These Securities Until the Registration Statement Filed With the Securities and Exchange Commission is Effective. This Prospectus is Not an Offer to Sell These Securities and It is Not Soliciting an Offer to Buy These Securities in Any State Where the Offer or Sale is Not Permitted.

                Subject to Completion, Dated November 14, 2001.

                              P R O S P E C T U S

                               5,785,067 Shares

                        Newport News Shipbuilding Inc.

                                 Common Stock

     This prospectus covers up to 5,785,067 shares of common stock, par value $0.01 per share, of Newport News Shipbuilding Inc., a Delaware corporation, offered for sale by the trust established pursuant to the Amended and Restated Stock Employee Compensation Trust Agreement dated as of August 1, 2000 between Newport News and Wachovia Bank, N.A., as amended. We refer to the trust in this prospectus as the "Trust" or the "Selling Stockholder." The shares may be offered from time to time by the Selling Stockholder in transactions in the over-the-counter market, on the New York Stock Exchange or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholder may effect such transactions by selling the shares to or through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the shares for whom such brokers, dealers or agents may act. See "Plan of Distribution." The proceeds from the sale of the shares by the Selling Stockholder will be distributed to fund employee benefit obligations of Newport News.

     The shares covered by this prospectus will be sold pursuant to the requirements of a merger agreement between Newport News and Northrop Grumman Corporation. We refer to Northrop Grumman Corporation in this prospectus as Northrop Grumman. Northrop Grumman has commenced an exchange offer in which holders of Newport News shares may elect to receive either $67.50 per share in cash or a number of shares of Northrop Grumman common stock designed to provide a value of $67.50 per share. The exchange offer is currently scheduled to expire on November 29, 2001, unless extended. We expect that any shares of Newport News common stock sold pursuant to this prospectus will be sold prior to the expiration of the exchange offer. Accordingly, purchasers of these shares should be able to participate in the exchange offer if they wish. See "Prospectus Summary--Recent Developments."

     Our common stock is listed on the New York Stock Exchange under the trading symbol "NNS." On November 13, 2001, the reported 4:00 p.m. closing price of our common stock on the New York Stock Exchange was $67.25 per share.

     Investing in our securities involves certain risks. See "Risk Factors" beginning on page 11.

     Neither the Securities Exchange Commission nor any state securities commissions has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this Prospectus is           , 2001.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us, or the Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                          Page

Prospectus Summary..........................................................3

Forward Looking Statements.................................................10

Risk Factors...............................................................11

Use of Proceeds............................................................17

Selling Stockholder........................................................17

Plan of Distribution.......................................................17

Legal Matters..............................................................20

Experts....................................................................20

Where You Can Find More Information........................................20

Information We Incorporate by Reference....................................22

                              PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus but does not contain all the information you need to consider in making your investment decision. To understand all the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus and the documents incorporated herein by reference, particularly the section entitled "Risk Factors." Unless the context otherwise requires, when we use the terms "Newport News," the "Company," "we," "us" or "our" in this prospectus, we are referring to Newport News Shipbuilding Inc. and its consolidated subsidiaries.

                                 Newport News

     We are the largest non-government-owned shipyard in the United States. Our primary business is the design, construction, repair, maintenance, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. We believe we currently are:

     o the only shipyard capable of building the U.S. Navy's nuclear-powered aircraft carriers;

     o the only non-government-owned shipyard capable of refueling and overhauling the U.S. Navy's nuclear-powered aircraft carriers; and

     o one of only two shipyards capable of building nuclear-powered submarines.

     Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of our revenues. Overall, our core U.S. Navy business accounted for approximately 98% of our 2000 and 1999 revenue, and 92% for 1998. We have built ten of the 12 active aircraft carriers in the U.S. fleet, including all nine nuclear-powered aircraft carriers. For the last 40 years, we have been the sole designer and builder of the U.S. Navy's aircraft carriers. We are currently constructing the Ronald Reagan, the ninth Nimitz-class nuclear powered carrier, with delivery scheduled for 2003. In January 2001, we were awarded a $3.6 billion contract modification for the construction of CVN 77, increasing the total value of the contract to $4.1 billion. CVN 77 will serve as a transition ship to the next class of carriers and is scheduled for delivery in 2008. We will assume an expanded construction role on CVN 77 by serving as the systems integrator for the warfare system, a task previously performed by the U.S. Navy.

     In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. In February 1997, we reached an agreement with Electric Boat Corporation ("Electric Boat"), a wholly-owned subsidiary of General Dynamics Corporation, to cooperatively build the first four of the next generation of the U.S. Navy's new Virginia-class nuclear attack submarines ("NSSN's"). In September 1998, under the teaming arrangement, we participated in the negotiation of a $4.2 billion contract for co-production of the first four NSSN's. We estimate that the NSSN program could total up to 30 submarines, although no assurances can be given as to the number of NSSN's that ultimately will be procured and built by Newport News, either alone or in cooperation with Electric Boat.

     As we have built all the active Nimitz-class aircraft carriers and believe we currently are the only non-government-owned shipyard capable of refueling and overhauling nuclear-powered aircraft carriers, we have had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The U.S. Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhaul. After being refueled and overhauled, the USS Nimitz was delivered to the U.S. Navy on June 28, 2001. The value of the Nimitz contract was approximately $1.5 billion. We are currently refueling and overhauling the USS Eisenhower. In addition, the U.S. Navy has announced its schedule for refueling and overhauling the USS Carl Vinson in 2006 and the USS Roosevelt in 2009 at an estimated cost of approximately $1.5 billion each. Supported by our Consolidated Refueling Facility and our new Radiological Support Facility, we believe we are well-positioned to be awarded future nuclear aircraft carrier refueling contracts, although there can be no assurances as to the number or value of contracts awarded.

     Our principal executive offices are located at 4101 Washington Avenue, Newport News, Virginia 23607; telephone: (757) 380-2000.

                              Recent Developments

Northrop Grumman Merger

     On November 8, 2001, we announced that we have signed a definitive merger agreement under which Northrop Grumman Corporation will acquire Newport News. The boards of directors of both companies approved the terms of the transaction in which Northrop Grumman will acquire all of our outstanding shares in a two-step transaction. In an exchange offer, which is currently scheduled to expire on November 29, 2001, unless extended, our shareholders may elect to receive either $67.50 per share in cash or a number of shares of Northrop Grumman common stock designed to provide a value of $67.50 per share, subject, in each case, to certain election and proration procedures and limitations, as described below. In the proposed Northrop Grumman merger, our stockholders will receive cash and/or Northrop Grumman common stock, as applicable, designed to provide a value of $67.50 in exchange for each of our shares, subject, in each case, to certain election and proration procedures and limitations, as described below.

     We intend to consummate the Northrop Grumman offer and the Northrop Grumman merger as soon as practicable following the satisfaction or waiver of the conditions to closing set forth in the merger agreement. The Northrop Grumman offer is conditioned upon, among other things, (i) acceptance of the offer by holders of a majority of our shares (on a fully diluted basis), (ii) the registration statement on Form S-4 filed by Northrop Grumman in connection with the offer having been declared effective by the Securities and Exchange Commission and not subject to any stop order, (iii) approval of the listing of the shares of Northrop Grumman common stock to be issued in the Northrop Grumman offer on the New York Stock Exchange and (iv) other customary closing conditions.

The Northrop Grumman Offer Consideration

     Offer Consideration to Be Paid. On the terms and subject to the conditions of the Northrop Grumman offer, Northrop Grumman will exchange a combination of cash and newly issued Northrop Grumman common stock for our shares validly tendered in the Northrop Grumman offer.

     Election Right. Each of our stockholders will have the right to elect to receive, for those shares he or she validly tenders in the Northrop Grumman offer, either

     o  $67.50 in cash, without interest, per share; or

     o a number of shares of Northrop Grumman common stock (the "exchange ratio") designed to provide a value of $67.50 per share, subject, in each case, to the election and proration procedures and limitations described below.

     The exact exchange ratio of Northrop Grumman shares to be exchanged for our shares will be determined by dividing $67.50 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the five-day trading period ending on the trading day immediately preceding the second full trading day before the expiration of the Northrop Grumman offer (the "Northrop Grumman Stock Value"). However, in no event will the exchange ratio be more than
 .84375 ($67.50/$80.00) or less than .675 ($67.50/$100.00). Northrop Grumman will issue a press release before 9:00 A.M., New York City time, on the second full trading day before the expiration of the Northrop Grumman offer, announcing the exchange ratio and the Northrop Grumman Stock Value. The exchange ratio for the Northrop Grumman offer consideration and the proposed Northrop Grumman merger consideration will be the same, regardless of the Northrop Grumman stock price at the time of completion of the proposed Northrop Grumman merger.

     Northrop Grumman will issue 16,636,885 shares of its common stock (the "Northrop Grumman Available Shares") in the Northrop Grumman offer and the Northrop Grumman merger. The portion of these shares available in the proposed Northrop Grumman offer (the "Offer Shares") will equal the number of Northrop Grumman Available Shares times the percentage of our outstanding shares tendered in the Northrop Grumman offer. All Northrop Grumman Available Shares not exchanged in the Northrop Grumman offer will be issued in the proposed Northrop Grumman merger (the "Remaining Northrop Grumman Available Shares").

     Northrop Grumman will pay $892,026,990 in cash for our shares in the Northrop Grumman offer and the proposed Northrop Grumman merger (the "Base Cash Amount"), which amount will be (i) increased for fractional shares, (ii) subject to the adjustments as provided below, (iii) increased by $67.50 for each additional share outstanding due to option exercises, and (iv) decreased to the extent indebtedness is repaid to us with our shares, as contemplated in the Northrop Grumman merger agreement (the "Adjusted Cash Amount"). The adjustments to the Base Cash Amount referred to in clause (ii) above are as follows:

     o If the Northrop Grumman Stock Value is less than $90.00 but equal to or greater than $80.00, Northrop Grumman will increase the aggregate amount of cash available for the Northrop Grumman offer and the proposed Northrop Grumman merger by the product of (a) the excess of $90.00 over the Northrop Grumman Stock Value and (b) the number of Northrop Grumman Available Shares.

     o If the Northrop Grumman Stock Value is less than $80.00, Northrop Grumman will increase the aggregate amount of cash available for the Northrop Grumman offer and the proposed Northrop Grumman merger by $166,368,850.

     o If the Northrop Grumman Stock Value is greater than $90.00 but less than or equal to $100.00, Northrop Grumman will reduce the aggregate amount of cash available for the Northrop Grumman offer and the proposed Northrop Grumman merger by the product of (a) the excess of the Northrop Grumman Stock Value over $90.00 and (b) the number of Northrop Grumman Available Shares.

     o If the Northrop Grumman Stock Value is greater than $100.00, Northrop Grumman will reduce the aggregate amount of cash available for the Northrop Grumman offer and the proposed Northrop Grumman merger by $166,368,850.

The amount of cash available in the Northrop Grumman offer (the "Offer Cash Amount") will equal the Adjusted Cash Amount multiplied by the percentage of our outstanding shares tendered in the Northrop Grumman offer.

     Because of the manner in which the exchange ratio is calculated, holders of our shares who receive solely Northrop Grumman common stock or a combination of Northrop Grumman common stock and cash in the Northrop Grumman offer or the proposed Northrop Grumman merger will receive $67.50 per share of value (based on the Northrop Grumman Stock Value) if the Northrop Grumman Stock Value is between $80.00 and $100.00, will receive less than $67.50 per share of value if the Northrop Grumman Stock Value is less than $80.00 and will receive more than $67.50 per share of value if the Northrop Grumman Stock Value is more than $100.00.

     Consequences of Over- and Under-Election. If our stockholders elect to receive pursuant to the Northrop Grumman offer cash in excess of the Offer Cash Amount, the amount of cash that our stockholders will receive for each Newport News share for which they made a cash election will be reduced pro rata so the total amount of cash that Northrop Grumman will pay to all of our stockholders in the Northrop Grumman offer will equal the Offer Cash Amount. If this reduction occurs, in addition to the reduced amount of cash, Northrop Grumman will issue, in respect of each of our shares for which a cash election was made, shares of Northrop Grumman common stock in lieu of the cash our stockholder would have otherwise received. The number of shares of Northrop Grumman common stock to be issued for each of our shares subject to a cash reduction in this situation will be calculated by multiplying the exchange ratio by the percentage reduction in the cash consideration paid to our stockholders making cash elections.

     If our stockholders elect to receive pursuant to the Northrop Grumman offer a number of shares of Northrop Grumman common stock in excess of the Offer Shares, the number of shares of Northrop Grumman common stock that our stockholders will receive for each of our shares for which they made a share election will be reduced pro rata so that the total number of shares that Northrop Grumman will issue to all of our stockholders in the Northrop Grumman offer will equal the Offer Shares. If this reduction occurs, in addition to the reduced number of Northrop Grumman shares, Northrop Grumman will pay, in respect of each of our shares for which a share election was made, cash in lieu of the Northrop Grumman shares that our stockholders would have otherwise received. The amount of cash to be paid for each of our shares subject to a share election in this situation will be calculated by multiplying $67.50 by the percentage reduction in Northrop Grumman shares issued to our stockholders making share elections.

     In the case of an over-election for either cash or Northrop Grumman shares, our stockholders who fail to make a valid election with respect to their shares will receive the under-elected form of consideration for those shares. If all of our stockholders together make valid cash elections for less than the Offer Cash Amount and valid share elections for fewer than all the Offer Shares, all of the remaining cash and Northrop Grumman shares that will be paid and issued in the Northrop Grumman offer will be allocated pro rata among non-electing holders of our shares.

The Northrop Grumman Merger Consideration

     Merger Consideration to Be Paid. On the terms and subject to the conditions of the Northrop Grumman merger agreement, Northrop Grumman will exchange a combination of cash and newly issued Northrop Grumman common stock for all of our shares outstanding at the time Northrop Grumman completes the proposed Northrop Grumman merger.

     Election Right. Each of our stockholders may make for each of our shares exchanged pursuant to the proposed Northrop Grumman merger, either an election
(i) for $67.50 in cash or (ii) for a number of shares of Northrop Grumman common stock equal to the exchange ratio, subject, in each case, to the election and proration procedures and limitations described below. The exchange ratio for the Northrop Grumman offer consideration and the proposed Northrop Grumman merger consideration will be the same, regardless of the Northrop Grumman stock price at the time of completion of the proposed Northrop Grumman merger.

     Consequences of Over- and Under-Election. Pursuant to the proposed Northrop Grumman merger, Northrop Grumman will (a) issue the Remaining Northrop Grumman Available Shares and (b) distribute cash in an amount equal to (i) the Adjusted Cash Amount minus (ii) the amount of cash paid in the Northrop Grumman offer (the "Remaining Cash Amount"), subject to increase for fractional shares.

     If our stockholders elect to receive pursuant to the proposed Northrop Grumman merger cash in excess of the Remaining Cash Amount, the amount of cash that our stockholders will receive for each of our shares for which they made a cash election will be reduced pro rata so that the total amount of cash that Northrop Grumman will pay to all of our stockholders pursuant to the proposed Northrop Grumman merger will equal the Remaining Cash Amount. If this reduction occurs, in addition to the reduced cash, Northrop Grumman will issue, in respect of each of our shares for which a cash election was made, shares of Northrop Grumman common stock in lieu of the cash our stockholders would have otherwise received. The number of shares of Northrop Grumman common stock to be issued for each of our shares subject to a cash reduction in this situation will be calculated by multiplying the exchange ratio by the percentage reduction in the cash consideration paid to our stockholders making cash elections.

     If our stockholders elect to receive pursuant to the proposed Northrop Grumman merger a number of shares of Northrop Grumman common stock in excess of the number of Remaining Northrop Grumman Available Shares, the number of shares of Northrop Grumman common stock that our stockholders will receive for each of our shares for which they made a share election will be reduced pro rata so that the total number of shares that Northrop Grumman will issue to all of our stockholders pursuant to the proposed Northrop Grumman merger will equal the number of Remaining Northrop Grumman Available Shares. If this reduction occurs, in addition to the reduced number of Northrop Grumman shares, Northrop Grumman will pay, in respect of each of our shares for which they made a share election, cash in lieu of the Northrop Grumman shares that our stockholder would have otherwise received. The amount of cash to be paid for each of our shares subject to a share reduction in this situation will be calculated by multiplying $67.50 by the percentage reduction in Northrop Grumman shares issued to our stockholders making share elections.

     In the case of an over-election for either cash or shares of Northrop Grumman shares, those of our stockholders who fail to make a valid election with respect to their shares will receive the under-elected form of consideration for those shares. If all of our stockholders together make valid cash elections for less than the Remaining Cash Amount and valid share elections for fewer than the Remaining Northrop Grumman Available Shares pursuant to the proposed Northrop Grumman merger, all of the remaining cash and Northrop Grumman shares that will be paid and issued pursuant to the proposed Northrop Grumman merger will be allocated pro rata among non-electing holders of our shares.

     Additional information regarding the Northrop Grumman offer and our proposed merger with Northrop Grumman can be found in our Current Reports on Form 8-K dated November 8, 2001, and November 14, 2001, and the amendment to our Solicitation/Recommendation on Schedule 14D-9 filed on November 13, 2001, each of which is incorporated by reference in this prospectus. The Northrop Grumman offer is made only pursuant to the exchange offer documents filed by Northrop Grumman with the SEC as part of a Registration Statement on Form S-4 (Registration No. 333-61506). There can be no assurance that the Northrop Grumman offer or our proposed merger with Northrop Grumman will be consummated on the terms contemplated by the merger agreement or at all.

Northrop Grumman Corporation

     Northrop Grumman is a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner or preferred supplier, they participate in many high-priority defense and commercial technology programs in the United States and abroad. Northrop Grumman is a holding company formed in connection with the acquisition of Litton Industries, Inc. in April 2001.

     Northrop Grumman Corporation is aligned into five business sectors as follows:

     Integrated Systems

     This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the U.S. Air Force's B-2 Spirit Stealth bomber, unmanned vehicles including the Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. Integrated Systems also has a principal role in producing the U.S. Navy's F/A18 Hornet Strike fighter.

     Electronic Systems

     This sector includes the design, development, manufacture and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT "brilliant" anti-armor submunition. This sector also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. The sector includes the advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and shipboard information and communication systems. The U.S. Government is a significant customer.

     Information Technology

     This sector includes the design, development, operation and support of computer systems for scientific and management information. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer and also provides mission planning for the U.S. Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Information Technology provides information technology services to commercial customers and to the other Northrop Grumman sectors. Information Technology includes the information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers.

     Ship Systems

     This sector is engaged in the building of large multimission non-nuclear surface ships for the U.S.

Navy as well as for other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services. The U.S. Government is a significant customer.

     Component Technologies

     This sector includes international suppliers of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

     Northrop Grumman is a public company and files annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be obtained from, or reviewed at the offices of, the SEC in the manner described under "Where You Can Find More Information." Additional information about Northrop Grumman can be found in our Current Report on Form 8-K dated November 14, 2001, which is incorporated by reference in this prospectus. See "Information We Incorporate By Reference."

                   Proposed Sales by the Selling Stockholder

     The Selling Stockholder is a trust that was originally established to hold equity securities of Newport News or other property as a source to satisfy our obligations under certain of our benefit plans and arrangements to make contributions or payments on behalf of our past, present or future officers, employees and directors or their beneficiaries. The trustee of the trust is Wachovia Bank, N.A. In our merger agreement with Northrop Grumman, we have agreed that prior to the expiration of the Northrop Grumman offer, we will cause the Selling Stockholder to sell shares of our common stock pursuant to this prospectus as and to the extent requested by Northrop Grumman.

     We expect that all sales pursuant to this prospectus will occur prior to the expiration of the Northrop Grumman offer and, accordingly, that purchasers of such shares, if they so desire, will be able to participate in the Northrop Grumman offer.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains and incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission (which we refer to as the "SEC"), we do not have any intention or obligation to update publicly any forward-looking statements after they are made, whether as a result of new information, future events or otherwise.

     When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, we caution that, while we believe such assumptions or basis to be reasonable and make them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, Newport News or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

     Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the factors discussed under "Risk Factors" and the following factors:

     o  whether our proposed merger with Northrop Grumman is consummated;

     o the general political, economic and competitive conditions in the United States and other markets where we operate;

     o initiatives to reduce the federal budget and reductions in defense spending;

     o  reductions in the volume of U.S. Navy contracts awarded to us;

     o unanticipated events affecting delivery or production schedules and design and manufacturing processes thus impairing our efforts to deliver our products on time or to reduce production costs and cycle time or realize in a timely manner some or all of the benefits of such reductions;

     o changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which we operate, or securities ratings;

     o employee workforce factors, including issues relating to collective bargaining agreements or work stoppages; and

     o authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the SEC.

                                 RISK FACTORS

     An investment in our common stock involves risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information included in this prospectus and the documents incorporated by reference, before investing in our common stock.



Northrop Grumman may not complete its offer, and we may not complete our proposed merger with Northrop Grumman. If the offer or the proposed merger are not completed, the price of our common stock may decline significantly.

     On April 24, 2001, we announced that we had entered into a merger agreement with General Dynamics Corporation. On October 26, 2001, we announced that we had terminated our agreement with General Dynamics. On November 8, 2001, we announced that we had entered into a merger agreement with Northrop Grumman. Since we made the first announcement in April, our stock price has increased significantly.

     The Northrop Grumman offer is the first step in the proposed merger of Newport News and Northrop Grumman. However, the completion of each of the Northrop Grumman offer and our proposed merger with Northrop Grumman are subject to a number of conditions, not all of which have been satisfied. These conditions are described under "Prospectus Summary--Recent Developments." Some of these conditions are beyond our control, including the minimum tender condition, the condition that the registration statement for the Northrop Grumman shares to be issued in the offer be declared effective by the SEC and the condition that such shares be approved for listing on the New York Stock Exchange. Some of these conditions are in part within our control or the control of Northrop Grumman, and we or Northrop Grumman may fail to take actions necessary to satisfy these conditions. It is possible that we may not complete the transaction with Northrop Grumman. If Northrop Grumman does not complete the offer or we do not complete the merger, the price of our common stock may decline to the levels at which it traded prior to the announcement of our proposed merger with General Dynamics, or to lower levels.



If Northrop Grumman acquires more than 50% of our common stock pursuant to the Northrop Grumman offer, it will be able to effect the approval of the proposed merger without the affirmative vote of any of our other stockholders.

     If Northrop Grumman acquires more than 50% of our common stock pursuant to the Northrop Grumman offer, it will have sufficient voting power to effect our proposed merger with Northrop Grumman under Section 251 of the Delaware General Corporation Law without the affirmative vote of any of our other stockholders. In addition, if Northrop Grumman acquires at least 90% of the outstanding shares of each class of our capital stock, it may consummate the merger without the approval of our board of directors or stockholders.



Our business is primarily dependent on a single customer, the U.S. Navy.

     We rely on the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The U.S. Navy accounted for approximately 98% of our net sales for the year ended December 31, 2000. In addition, more than 99% of our backlog was U.S. Navy-related as of December 31, 2000. The portion of 2000's backlog expected to remain at December 31, 2001 is $.8 billion. Major additions to our backlog in 2001 include the construction of the third and fourth Virginia-class nuclear attack submarines, the next Nimitz-class aircraft carrier, CVN 77 and the refueling and overhaul of the USS Eisenhower.



The amount of future work from the U.S. Navy is uncertain because of possible federal spending cuts and restructuring of U.S. Naval forces.

     Although U.S. Government cuts in naval shipbuilding have continued to put pressure on our backlog, we were successful in adding more than $4 billion in new work during 2001. Our funded backlog has increased from $2.2 billion at December 31, 2000 to $5.9 billion at September 16, 2001. Because much of our business consists of constructing aircraft carriers, which historically have been purchased by the U.S. Navy every four to six years, our backlog has typically declined following each carrier contract, and peaked again when the U.S. Navy orders a new aircraft carrier. The continuing effort of the U.S. Government to reduce the federal budget deficit and restructure U.S. Naval forces in the post Cold War environment, however, will affect the level of funding for shipbuilding programs, which can be revised at any time. The Report on the Bottom-Up Review by the U.S. Department of Defense in 1993 stated a need for a fleet of 12 aircraft carriers (down from 15 in 1992), creating demand for a new aircraft carrier every four to six years. The Department of Defense reiterated its intention to maintain 12 carrier battle groups in its May 1997 Report of the Quadrennial Defense Review. In September 1998, the Defense Acquisition Board announced that future aircraft carriers will be large-deck and nuclear.

     The Department of Defense recently issued its Report of the Quadrennial Defense Review in September 2001. This review was undertaken during and after the attacks of September 11, 2001. Unlike the 1997 Quadrennial Defense Review, which described the Department's intention to maintain 12 carrier battle groups, the 2001 Report does not discuss specific numbers of forces it intends to maintain in the future. The report, instead, describes defense strategy and goals that will guide the development of U.S. forces and capabilities. The 2001 Report acknowledges there are currently 12 carrier battle groups in operation. The report further states that the Department of Defense may, over time, change U.S. force structure through both a process of transformation designed to introduce new, innovative weapon systems and capabilities, and through recapitalization of certain legacy programs. It is possible that future strategy reassessments by the Department of Defense may result in the need for fewer aircraft carriers. In light of the recent attacks on September 11, 2001, Congress and the Department of Defense have indicated a willingness to increase defense spending, beginning with the fiscal year 2002 budget. We cannot assure you, however, that increased budgets will result in additional orders for aircraft carriers.

     Because we believe we are the only shipyard capable of building the U.S. Navy's nuclear-powered aircraft carriers, we believe we are in a strong competitive position to be awarded these contracts, although no assurances can be given that we will receive any award, that aircraft carrier construction projects will not be delayed, or that aircraft carrier construction projects will be funded by Congress. If there is an eventual shift towards building smaller, non-nuclear-powered aircraft carriers, it is possible that we may have to compete with other shipyards in the future to build such aircraft carriers. Re-evaluation of this need will continue by both the Department of Defense and the Congress. Furthermore, in response to the need for cheaper alternatives and the proliferation of "smart weapons," it is also possible that future strategy reassessments by the Department of Defense may result in the need for fewer aircraft carriers. We are currently performing design concept studies for the next generation of aircraft carriers, which we expect will help us in maintaining our role as the U.S. Navy's only aircraft carrier builder. For the year ended December 31, 2000, aircraft carrier construction accounted for approximately 30% of our revenues. In addition, aircraft carrier programs and other government projects can be delayed, and such delays typically cause loss of income during the period of delay and retraining costs when work resumes.

     Any significant reduction or delay in the level of government appropriations for aircraft carrier, submarine or other shipbuilding programs, including aircraft carrier and submarine overhauls and nuclear refueling, or a significant delay of such appropriations, could have a material adverse effect on our financial position and results of operations.

     At the urging of the U.S. Navy, we reached an agreement with Electric Boat Corporation ("Electric Boat"), a wholly-owned subsidiary of General Dynamics Corporation, in February 1997 to cooperatively build the first four new nuclear attack submarines of the Virginia-class ("NSSN's"). With Electric Boat serving as the prime contractor and lead designer, each company will construct portions of each submarine, with final assembly, testing, outfitting, and delivery alternating between the two yards.

     In September 1998, under the teaming arrangement, we participated in the negotiation of a $4.2 billion contract for co-production of the first four NSSNs. Design, development, and planning work took place over the course of 1998, with Newport News initiating significant NSSN construction in 1999 and 2000. We estimate that the NSSN program could total up to 30 submarines, although no assurances can be given as to the number of NSSN's that ultimately will be procured and built by us, either alone or in cooperation with Electric Boat.



Our profits on a contract may be significantly less than anticipated due to periodic revisions to estimates utilized under the percentage of completion method of accounting.

     Similar to other companies principally engaged in long-term construction projects, we recognize profits under the percentage of completion method of accounting, with profit recognition commencing when costs are incurred under the contract, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or we may incur a loss with respect to the contract, if it proves necessary to revise cost estimates.



Our reliance on government contracting can lead to unforeseen costs for which the government will not reimburse us.

     Almost all of our sales involve contracts entered into with the U.S. Government. Our core U.S. Navy business accounted for approximately 98% of our 2000 and 1999 revenue, and 92% for 1998. Our principal U.S. Government business is currently performed under fixed price (which we refer to as "FP"), fixed price plus incentive fee (which we refer to as "FPIF"), cost plus incentive fee (which we refer to as "CPIF"), and cost plus fixed fee (which we refer to as "CPFF") contracts. The risk of not being reimbursed for our costs varies with the type of contract. Under FP contracts, the contractor retains all cost savings on completed contracts, but is liable for the full amount of all expenditures in excess of the contract price. FPIF contracts, on the other hand, provide for cost sharing between the U.S. Government and the contractor. The contractor's fee is increased or decreased according to a formula set forth in the contract, which generally compares the amount of cost incurred to the contract target cost. The Government is liable for all allowable costs up to a ceiling price. Under CPIF contracts, the contractor's profit is determined by a contractually specified formula, which essentially compares allowable incurred costs to the contract target cost. Under CPFF contracts, with few exceptions, the fee is the same without regard to the amount of cost incurred. We currently construct aircraft carriers pursuant to FPIF contracts, but we perform work for the U.S. Government under all the types of contracts described above.

     The costs of performing all such types of contracts include those for labor, material and overhead. Therefore, unanticipated increases in any such costs as well as delays in product delivery, poor workmanship requiring correction, and all other factors which affect the cost of performing contracts, many of which are long term in nature, affect the profitability of most contracts that we hold or anticipate.

     In certain circumstances, we may submit Requests for Equitable Adjustment (which we refer to as "REAs") to the U.S. Navy seeking adjustments to contract prices to compensate us when we incur costs for which we believe the U.S. Government is responsible. Although we pursue REAs and all other contractual disputes vigorously, we cannot assure you that the U.S. Navy will resolve the REAs or any of these disputes in a manner favorable to us. Under U.S. Government regulations, certain costs, including certain financing costs and marketing expenses, are not allowable contract costs. These costs can be substantial. The Government also regulates the methods by which all costs, including overhead, are allocated to government contracts.

     In cases where there are multiple suppliers, contracts for the construction and conversion of U.S. Navy ships and submarines are subject to competitive bidding. As a safeguard to anti-competitive bidding practices, the U.S. Navy sometimes employs the concept of "cost realism," which requires that each bidder submit information on pricing, estimated costs of completion and anticipated profit margins. The U.S. Navy uses this and other data to determine an estimated cost for each bidder. The U.S. Navy then re-evaluates the bids by using the higher of the bidder's and the U.S. Navy's cost estimates.

     The U.S. Government has the right to suspend or debar a contractor from government contracting for violations of certain statutes or government procurement regulations. The U.S. Government may also unilaterally terminate contracts at its convenience with compensation for work completed.


We compete with a number of other shipyards for contracts to construct and overhaul certain types of surface combatant vessels, and we are dependent upon the allocation of defense monies to the U.S. Navy.

     We believe we are currently:

     o the only shipyard capable of building the U.S. Navy's nuclear-powered aircraft carriers;

     o the only non-government-owned shipyard capable of refueling and overhauling the U.S. Navy's nuclear-powered aircraft carriers; and

     o one of only two U.S. shipyards capable of building nuclear-powered submarines.

     However, with respect to the market for U.S. military contracts for other types of vessels, there are principally six major private U.S. shipyards, including Newport News, that compete for contracts to construct, overhaul or convert other types of surface combatant vessels. Competition for these vessels is extremely intense. Additionally, our products, such as aircraft carriers, submarines and other ships, compete with each other for defense monies.

     We are also directly dependent upon allocation of defense monies to the U.S. Navy. In addition to competition from other shipyards, we compete for project approval and funding with firms providing other defense products and services, such as tanks and aircraft, to other branches of the armed forces, and with other, non-defense demands on the U.S. budget.

     We face competition in the engineering, planning and design markets from other companies which provide lower cost engineering support services and are located closer to the Washington, D.C. area. We have established the Virginia Advanced Shipbuilding and Carrier Integration Center ("VASCIC") for the development of the U.S. Navy's next generation of aircraft carriers. We believe VASCIC will offset the geographic and cost advantages of our competitors. There can be no assurance, however, that we will be the successful bidder on future U.S. Navy engineering work, including new aircraft carrier research and development funding.



The government has from time to time recommended that certain of our contract prices be reduced, or costs allocated to our government contracts be disallowed.

     Almost all of our sales involve contracts entered into with the U.S. Government. Our core U.S. Navy business accounted for approximately 98% of our 2000 and 1999 revenue, and 92% for 1998. These contracts are subject to possible termination for the convenience of the government, to audit and to possible adjustments affecting cost-type and certain fixed-price-type contracts.

     As a general practice within the defense industry, the Defense Contract Audit Agency (which we refer to as the "DCAA") and other government agencies continually review the cost accounting and other practices of government contractors, including Newport News, conduct other investigations, and make specific inquiries. In the course of those reviews and investigations, cost accounting and other issues are identified, discussed and settled, or resolved through legal proceedings.

     As with many government contractors, the government has from time to time recommended that certain of our contract prices be reduced, or costs allocated to our government contracts be disallowed. Some of these recommendations involve substantial amounts. In the past, as a result of such audits and other investigations and inquiries, we have made adjustments to our contract prices and the costs allocated to our government contracts.

     We are currently involved in several such audits and other investigative proceedings with the U.S. Government. We are also engaged in such settlement discussions and have filed a lawsuit concerning certain cost accounting questions. Although the eventual outcome of these discussions, audits and investigations, and such lawsuit, cannot be determined at this time, management believes, based on current information, that the ultimate resolution of these matters will not have a material adverse effect on our financial position or results of operations.



There can be no assurance that we will not experience labor disruptions associated with the collective bargaining agreements.

     As of September 2001, we had approximately 17,800 employees, a number of whom were covered by collective bargaining agreements with various unions. We have entered into three collective bargaining agreements covering nearly all of our approximately 8,400 hourly employees. The agreement with the United Steelworkers of America covers approximately 8,300 employees and expires June 6, 2004. The agreement with the International Union of Security, Police & Fire Professionals of America covers approximately 100 employees and expires March 18, 2007. The other agreements cover approximately 25 employees and expire by October 1, 2006. Although we believe that our relationships with these unions are good, there can be no assurance that we will not experience labor disruptions associated with the collective bargaining agreements or otherwise.



We are subject to various federal, state and local environmental laws and regulations that may expose us to liability for the conduct of or conditions caused by others, including, without limitation, our former parent, or for our acts which are or were in compliance with all applicable laws at the time such acts were performed.

     We are subject to various federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the transportation, storage and disposal of toxic and hazardous wastes. Stringent fines and penalties may be imposed for non-compliance and certain environmental laws impose joint and several "strict liability" for remediation of spills and releases of oil and hazardous substances rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. Such laws and regulations may expose us to liability for the conduct of or conditions caused by others, including, without limitation, our former parent, or for our acts which are or were in compliance with all applicable laws at the time such acts were performed.

     The nature of shipbuilding operations requires the use of hazardous materials in accordance with applicable regulatory and environmental permits and regulations. Our shipyard also generates significant quantities of wastewater which we treat before discharging pursuant to various permits. In order to handle these materials, the shipyard has an extensive network of above-ground and underground storage tanks, some of which have leaked and required remediation in the past. In addition, the extensive handling of these materials sometimes results in spills on the shipyard and occasionally in the adjacent James River. The shipyard also has extensive waste handling facilities which it maintains and, periodically, must close in accordance with applicable regulations and permits. The cumulative cost of these normal operations are not expected to have a material adverse effect on our financial condition or results of operations.

                                USE OF PROCEEDS

     The Selling Stockholder will distribute the net proceeds from the sale of our shares to fund certain employee benefit obligations of Newport News.


                              SELLING STOCKHOLDER

     The Selling Stockholder is a trust that was originally established to hold equity securities of Newport News or other property as a source to satisfy our obligations under certain of our benefit plans and arrangements to make contributions or payments on behalf of our past, present or future officers, employees and directors or their beneficiaries. The trustee of the Trust is Wachovia Bank, N.A.

     As of November 9, 2001, the Selling Stockholder beneficially owned 5,785,067, or approximately 16.3%, of our shares of common stock, and is offering such shares pursuant to this prospectus. Our merger agreement with Northrop Grumman contemplates that prior to the expiration of the Northrop Grumman offer, we will cause the Selling Stockholder to sell shares of our common stock pursuant to this prospectus as and to the extent requested by Northrop Grumman.

     No estimate can be given as to the amount of shares that will be held by the Selling Stockholder after completion of this offering because the Selling Stockholder may offer all or some of the shares and because, other than our agreement to cause the Selling Stockholder to sell shares as and to the extent requested by Northrop Grumman, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholder.


                             PLAN OF DISTRIBUTION

Resales by the Selling Stockholder

     We are registering the shares of our common stock offered hereby on behalf of the Selling Stockholder. Our merger agreement with Northrop Grumman contemplates that prior to the expiration of the Northrop Grumman offer, we will cause the Selling Stockholder to sell shares of our common stock pursuant to this prospectus as and to the extent requested by Northrop Grumman. Accordingly, the Selling Stockholder may offer the common shares from time to time, either in increments or in a single transaction. There can be no assurance that the Selling Stockholder will sell any or all of the shares of common stock offered hereby.


Costs and Commissions

     We will pay all costs, expenses and fees in connection with the registration of the shares of common stock. The Selling Stockholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock.


Types of Sale Transactions

     The Selling Stockholder may sell the shares of common stock in one or more types of transactions (which may include block transactions):

o on the New York Stock Exchange, in the over-the-counter market or any other quotation system or exchange on which our common stock may be quoted or listed;

o    in negotiated transactions;

o    through the writing of options on our common stock;

o    by way of short sales; or

o    through any combination of these methods of sale.

     The shares may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices. Subject to Northop Grumman's right to request the Selling Stockholder to sell shares, such prices will be determined by the Selling Stockholder or by agreement between the Selling Stockholder and brokers, dealers and other agents or purchasers. Transactions may or may not involve brokers or dealers.


Sales to or Through Broker-Dealers

     The shares of common stock may be offered directly to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the securities may be sold include:

o a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

o exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    privately negotiated transactions.

     An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the shares from whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our shares are traded might be engaged to act as the Selling Stockholder's agent in the sale of shares by the Selling Stockholder.

Deemed Underwriting Compensation

     The Selling Stockholder and any underwriters, brokers, dealers, agents or others that participate with the Selling Stockholder in connection with the distribution of securities might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any underwriting discounts, commission or fees received by such persons, and any profit on the resale of securities sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

     We have agreed to indemnify the Selling Stockholder and the trustee for the Selling Stockholder against certain liabilities that it may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act of 1933, and to contribute to payments that the Selling Stockholder may be required to make with respect thereto. We have also agreed to indemnify and make such contributions in respect of any underwriters of any securities sold pursuant to the prospectus, and certain control persons of such underwriters.

     The Selling Stockholder may agree to indemnify and make such contributions in respect of any underwriters of any securities sold pursuant to this prospectus, and certain control persons of such underwriters, and may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of securities against certain liabilities, including liabilities arising under the Securities Act.


Prospectus Delivery Requirements

     Because the Selling Stockholder may be deemed an underwriter, the Selling Stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This may include delivery through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.


Distribution Arrangements with Broker-Dealers

     If the Selling Stockholder notifies Newport News that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     o  a block trade;

     o  a special offering;

     o  an exchange distribution or secondary distribution; or

     o  a purchase by a broker or dealer;

then Newport News will file, if required, a supplement to the prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose, to the extent required:

     o  the name of the participating broker-dealer(s);

     o  the amount of securities involved;

     o  the price at which securities were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and/or

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and any other facts material to the transaction.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Newport News by Stephen B. Clarkson, Esq., our Vice President, General Counsel and Secretary. As of September 30, 2001, Mr. Clarkson beneficially owned 108,147 shares of our common stock (including 4,290 shares in our 401(k) plan and options which may be exercised on or before November 30, 2001 to acquire 69,427 shares).

                                    EXPERTS

     The audited financial statements of Newport News Shipbuilding Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Northrop Grumman Systems Corporation's Annual Report on Form 10- K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in Form 8-K of Newport News, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Northrop Grumman Corporation for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, which is incorporated by reference in Form 8-K of Newport News, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Northrop Grumman's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and incorporated by reference in Form 8-K of Newport News, which is incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     The consolidated financial statements incorporated in this prospectus by reference from Litton Industries, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in Form 8-K of Newport News, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional office: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the SEC's Web site at http://www.sec.gov.

     We have filed a Registration Statement on Form S-3 under the Securities Act for the offering of the common stock made by this prospectus. This prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and the common stock offered pursuant to this prospectus, you should refer to the Registration Statement and the exhibits and schedules thereto, all of which may be inspected without charge or copied at the SEC's offices (at the locations described above) and copies of which may be obtained at prescribed rates from the Public Reference Section of the SEC (at the locations described above). Statements made in this prospectus about the contents of any contract, agreement or document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference.

                    INFORMATION WE INCORPORATE BY REFERENCE

     The following documents we have filed with the SEC are hereby incorporated by reference into this prospectus:

     o  our Annual Report on Form 10-K for the year ended December 31, 2000;

     o our Quarterly Reports on Form 10-Q for the three-month periods ended March 18, 2001, June 17, 2001 and September 16, 2001;

     o our Current Reports on Form 8-K, dated as of April 24, 2001, November 8, 2001 and November 14, 2001;

     o the description of our capital stock contained in our Registration Statement on Form S-4, dated as of January 23, 1997, as amended by our Registration Statement on Form 8-A dated June 10, 1998, as amended by Registration Statement Amendments No. 1 and 2 on Form 8-A/A, dated as of April 25, 2001, and November 8, 2001, respectively; and

     o our Solicitation/Recommendation Statement on Schedule 14D-9 in respect of the Northrop Grumman offer, as amended on November 13, 2001.

     All other documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom a prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to: Investor Relations, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607 (telephone: (757) 380-2000).

                        NEWPORT NEWS SHIPBUILDING INC.



                               5,785,067 shares
                                 Common Stock



                                  PROSPECTUS














                                    , 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                              TO BE PAID
                                                                                BY THE
                                                                              REGISTRANT

SEC Registration Fee..........................................................$   97,768
Printing and Distributing Prospectus and Miscellaneous Material...............$   15,000
Accounting Fees and Expenses..................................................$   50,000
Legal Fees and Expenses.......................................................$   50,000
Miscellaneous.................................................................$   12,232
                                                                              -----------
      Total...................................................................$  225,000
                                                                               ==========

Item 15. Indemnification of Directors and Officers

     The registrant's Restated Certificate of Incorporation and Amended and Restated By-laws provide that the registrant shall, to the full extent permitted by the law of the State of Delaware, indemnify its directors and officers.

Item 16. Exhibits

EXHIBIT NUMBER      DESCRIPTION
--------------      -----------

2.1 Agreement and Plan of Merger Among Northrop Grumman Corporation, Purchaser Corp. I and Newport News Shipbuilding Inc., dated as of November 7, 2001. (Incorporated by reference herein to the Company's Current Report on Form 8-K dated November 8, 2001.)

3.1 Restated Certificate of Incorporation of the Company dated as of December 11, 1996. (Incorporated herein by reference to the Company's Registration Statement on Form S-4 dated January 23, 1997, as amended (Registration No. 333-20285).)

3.2 Amended and Restated By-Laws of the Company dated as of October 12, 1998. (Incorporated herein by reference to the Company's Current Report on Form 8-K, filed on January 22, 1999 (File No. 001-12385).)

4.1                 Specimen Certificate of the Company's Common Stock.
                    (Incorporated herein by reference to the Company's Registration Statement on Form 10 dated October 30, 1996, as amended (Registration No. 001-12385).)

4.2 Form of Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust company of New York, as Rights Agent. (Incorporated herein by reference to the Company's Registration Statement on Form 8-A dated June 10, 1998 (File No. 001-12385).)

4.3 Amendment No. 1, dated as of April 24, 2001 to Rights Agreement. (Incorporated by reference to the Company's Registration Statement on Form 8-A/A dated April 25, 2001 (File No. 001-12385).)

4.4 Amendment No. 2, dated as of October 2, 2001 to Rights Agreement. (Incorporated by reference to the Company's Registration Statement on Form 8-A/A dated November 8, 2001 (File No. 001-12385).)

4.5 Amendment No. 3, dated as of November 7, 2001 to Rights Agreement. (Incorporated by reference to the Company's Registration Statement on Form 8-A/A dated November 8, 2001 (File No. 001-12385).)

4.6 Form of Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of the Company. (Attached as Exhibit A to the Rights Agreement incorporated herein by reference as
                    Exhibit 4.2 hereto.)

4.7 Form of Right Certificate. (Attached as Exhibit B to the Rights Agreement incorporated herein by reference as
                    Exhibit 4.2 hereto.)

5.1* Opinion of Stephen B. Clarkson, Esq. regarding the legality of the securities being registered.

15.1* Letter from Independent Accountants Regarding Unaudited Interim Financial Information.

23.1*               Consent of Independent Public Accountants.

23.2*               Independent Auditors' Consent. (Northrop Grumman)

23.3*               Independent Auditors' Consent. (Litton Industries, Inc.)

23.4                Consent of Stephen B. Clarkson, Esq. (Included in
                    Exhibit 5.1.)

24.1*               Power of Attorney.

                    *     Filed herewith.

Item 17. Undertakings

     A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newport News, Virginia, on November 14, 2001.

                                   NEWPORT NEWS SHIPBUILDING INC.


                                   By: /s/ William P. Fricks
                                       --------------------------
                                       William P. Fricks
                                       Chairman of the Board and
                                       Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                            Title                            Date


/s/ William P. Fricks          Chairman of the Board,         November 14, 2001
-----------------------------  Chief Executive Officer
William P.  Fricks             and Director (principal
                               executive officer)





/s/ Charles S. Ream            Senior Vice President and      November 14, 2001
-----------------------------  Chief Financial Officer
Charles S. Ream                (principal financial
                               officer)





/s/ Charles P. Wingfield, Jr. Vice President and Controller November 14, 2001 ----------------------------- (principal accounting
Charles P. Wingfield, Jr.      officer)





               *               Director                       November 14, 2001
-----------------------------
Hon. Gerald L. Baliles

               *               Director                       November 14, 2001
-----------------------------
Hon. Charles A. Bowsher



               *               Director                       November 14, 2001
-----------------------------
Leon A.  Edney, Admiral (Ret.)



               *               Director                       November 14, 2001
-----------------------------
Dr. William R. Harvey



               *               Director                       November 14, 2001
-----------------------------
Hon. Shirley Ann Jackson



               *               Director                       November 14, 2001
-----------------------------
Hon. Joseph J. Sisco


               *               Director                       November 14, 2001
-----------------------------
Stephen R. Wilson


* By: /s/ Stephen B. Clarkson  Attorney-in-Fact               November 14, 2001
      -----------------------
      Stephen B. Clarkson

                                 EXHIBIT INDEX


EXHIBIT NUMBER      DESCRIPTION

2.1 Agreement and Plan of Merger Among Northrop Grumman Corporation, Purchaser Corp. I and Newport News Shipbuilding Inc., dated as of November 7, 2001. (Incorporated by reference herein to the Company's Current Report on Form 8-K dated November 8, 2001.)

3.1 Restated Certificate of Incorporation of the Company dated as of December 11, 1996. (Incorporated herein by reference to the Company's Registration Statement on Form S-4 dated January 23, 1997, as amended (Registration No. 333-20285).)

3.2 Amended and Restated By-Laws of the Company dated as of October 12, 1998. (Incorporated herein by reference to the Company's Current Report on Form 8-K, filed on January 22, 1999 (File No. 001-12385).)

4.1                 Specimen Certificate of the Company's Common Stock.
                    (Incorporated herein by reference to the Company's Registration Statement on Form 10 dated October 30, 1996, as amended (Registration No. 001-12385).)

4.2 Form of Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust company of New York, as Rights Agent. (Incorporated herein by reference to the Company's Registration Statement on Form 8-A dated June 10, 1998 (File No. 001-12385).)

4.3 Amendment No. 1, dated as of April 24, 2001 to Rights Agreement. (Incorporated by reference to the Company's Registration Statement on Form 8-A/A dated April 25, 2001 (File No. 001-12385).)

4.4 Amendment No. 2, dated as of October 2, 2001 to Rights Agreement. (Incorporated by reference to the Company's Registration Statement on Form 8-A/A dated November 8, 2001 (File No. 001-12385).)

4.5 Amendment No. 3, dated as of November 7, 2001 to Rights Agreement. (Incorporated by reference to the Company's Registration Statement on Form 8-A/A dated November 8, 2001 (File No. 001-12385).)

4.6 Form of Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of the Company. (Attached as Exhibit A to the Rights Agreement incorporated herein by reference as
                    Exhibit 4.2 hereto.)

4.7 Form of Right Certificate. (Attached as Exhibit B to the Rights Agreement incorporated herein by reference as
                    Exhibit 4.2 hereto.)

5.1* Opinion of Stephen B. Clarkson, Esq. regarding the legality of the securities being registered.

15.1* Letter from Independent Accountants Regarding Unaudited Interim Financial Information.

23.1*               Consent of Independent Public Accountants.

23.2*               Independent Auditors' Consent. (Northrop Grumman)

23.3*               Independent Auditors' Consent. (Litton Industries, Inc.)

23.4                Consent of Stephen B. Clarkson, Esq. (Included in
                    Exhibit 5.1.)

24.1*               Power of Attorney.

                    *     Filed herewith.

                                                                   Exhibit 5.1



                        Newport News Shipbuilding Inc.
                            4101 Washington Avenue
                         Newport News, Virginia 23607


                                               November 14, 2001



The Board of Directors
Newport News Shipbuilding Inc.
4101 Washington Avenue
Newport News, Virginia  23607

                        Newport News Shipbuilding Inc.
                        ------------------------------
                      Registration Statement on Form S-3
                      ----------------------------------


Gentlemen:

     As General Counsel of Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with its Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), with respect to 5,785,067 shares of the Company's Common Stock, $0.01 par value per share, (the "Shares"), that are proposed to be offered and sold as described in the Registration Statement. The Shares include Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the certificates representing the Shares.

     In rendering this opinion, I have relied upon among other things, my examination of such records of the Company and certificates of its officers and public officials as I have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, I am of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

     2. The 5,785,067 Shares covered by the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to me under the caption "Legal Matters" in the Registration Statement.

                                               Very truly yours,



                                               /s/ Stephen B. Clarkson
                                               -----------------------
                                               Stephen B. Clarkson
                                               Vice President, General Counsel
                                               and Secretary

                                                                  Exhibit 15.1



       LETTER FROM INDEPENDENT ACCOUNTANTS REGARDING UNAUDITED INTERIM
                             FINANCIAL INFORMATION

November 13, 2001


Northrop Grumman Corporation
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) and subsidiaries for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, as indicated in our reports dated May 10, 2001, July 25, 2001 and November 5, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in Northrop Grumman Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, are incorporated by reference in Form 8-K of Newport News Shipbuilding Inc., which is incorporated by reference in the Prospectus, which is a part of this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Los Angeles, California

                                                                  Exhibit 23.1


                   Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 2, 2001, included in Newport News Shipbuilding Inc.'s Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.





Arthur Andersen LLP
Vienna, Virginia
November 14, 2001

                                                                  Exhibit 23.2



                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Newport News Shipbuilding Inc. on Form S-3 of our report dated January 24, 2001, except for the subsequent events footnote, as to which the date is March 1, 2001, appearing in the Annual Report on Form 10-K/A of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) for the year ended December 31, 2000, which Form 10-K/A is incorporated by reference in Form 8-K of Newport News Shipbuilding Inc., which is incorporated by reference in this Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
Los Angeles, California
November 13, 2001

                                                                  Exhibit 23.3





                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Newport News Shipbuilding Inc. on Form S-3 of our report dated October 10, 2000, appearing in the Annual Report on Form 10-K of Litton Industries, Inc. for the year ended July 31, 2000, which Form 10-K is incorporated by reference in Form 8-K of Newport News Shipbuilding Inc., which is incorporated by reference in this Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
Los Angeles, California
November 13, 2001

                                                                  Exhibit 24.1




                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Fricks and Stephen B. Clarkson his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) of and supplements to the Registration Statement on Form S-3 to be filed by Newport News Shipbuilding Inc. pursuant to the resolutions adopted by the undersigned during the Special Meeting of the Board of Directors on November 7, 2001, and any related registration statement filed pursuant to Rule 462 (b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes as fully he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.



Signature                             Title                         Date




/s/ William P. Fricks           Chairman of the Board and    November 7, 2001
-----------------------------   Chief Executive Officer
William P.  Fricks




/s/ Gerald. L. Baliles          Director                     November 7, 2001
-----------------------------
Hon. Gerald. L. Baliles




/s/ Charles A. Bowsher          Director                     November 7, 2001
-----------------------------
Hon. Charles A. Bowsher




/s/ Leon A. Edney               Director                     November 7, 2001
-----------------------------
Leon A. Edney, Admiral (Ret.)

/s/ William R. Harvey           Director                     November 7, 2001
-----------------------------
Dr. William R. Harvey





/s/ Shirley Ann Jackson         Director                     November 7, 2001
-----------------------------
Hon. Shirley Ann Jackson




/s/ Joseph J. Sisco             Director                     November 7, 2001
-----------------------------
Hon. Joseph J. Sisco





/s/ Stephen R. Wilson           Director                     November 7, 2001
-----------------------------
Stephen R. Wilson